Exhibit 10.5

Geschäftsführer- Anstellungsvertrag zwischen	Managing Director’s Service Agreement between

Microvast GmbH Franklinstr. 61-63 60486 Frankfurt am Main Deutschland	Microvast GmbH Franklinstr. 61-63 60486 Frankfurt am Main Germany

vertreten durch die Microvast, Inc. 12603 Southwest Freeway, Suite 210 Stafford, Texas 77477 USA	represented by Microvast, Inc. 12603 Southwest Freeway, Suite 210 Stafford, Texas 77477 USA

vertreten durch den Geschaftsfiihrer Yang Wu	represented by its Managing Director Yang Wu

— nachfolgend „Gesellschaft“ genannt—	— hereinafter referred to as „Company“—

and	and
Sascha Kelterborn Nietzscheweg 8 58540 Meinerzhagen Deutschland	Sascha Kelterborn Nietzscheweg 8 5854o Meinerzhagen Germany

— nachfolgend ,,Geschäftsführer“ gennant —	— hereinafter referred to as „Managing Director“ —

Präambel	Preamble

Herr Kelternborn ist durch Beschluss der Gesellschafterversammlung der Gesellschaft vom 01. Juni 2017 mit sofortiger Wirkung zum Geschäftsführer der Gesellschaft bestellt worden. Zum Zwecke der Regelung der vertraglichen Rechte and Pflichten der Parteien schließen diese den nachfolgenden
Geschäftsführer-Anstellungsvertrag:	Mr. Kelterborn has been appointed as managing director of the Company by resolution of the shareholder meeting of the Company of June 1, 2017 with immediate effect. In order to establish the contractual rights and obligations of the parties, the parties enter into the following Managing Director's Service Agreement:

§ 1 Position, Aufgaben und Arbeitsorte	§ 1 Position, Duties and Places of Work

(1) Der Geschäftsführer ist — gegebenenfalls zusammen mit weiteren Geschäftsführern Geschäftsführer der Gesellschaft.	(1) The Managing Director is — as the case may be together with other managing directors — managing director of the Company.

(2) Der Geschäftsführer erfüllt seine Aufgaben grundsätzlich am jeweiligen Sitz der Gesellschaft. Soweit die Belange der Gesellschaft es erfordern, erfüllt der Geschäftsführer seine Aufgaben auch an anderen Orten. Der Geschäftsführer kann bis Ende des Jahres 2018 von zu Hause aus arbeiten — Dienstort Homeoffice, sofern dem nicht betriebliche Griinde entgegenstehen. Spätestens 2 Jahre nach Vertragsbeginn wird der Dienstort Frankfurt am Main sein.	(2) As a rule, the Managing Director shall carry out his duties at the respective business seat of the Company. Insofar as it is in the interest of the Company, the Managing Director shall fulfil his duties also at other locations. Until the end of the year 2018 the Managing Director shall be entitled to work from his home office unless there are conflicting operational reasons. The place of work will be Frankfurt am Main at the latest 2 years after the commencement of the Agreement.

(3) Auf Anforderung der Gesellschaft oder der Gesellschafterversammlung wird der Geschäftsführer Dienstleistungen als Geschäftsführer auch fair Gesellschaften erbringen, die als verbundene Unternehmen der Muttergesellschaft der Gesellschaft im Sinne der §§ 15 ff. AktG („Verbundene Unternehmen“) gelten. Solche Dienstleistungen sind mit der in § 4 festgelegten Vergütung grundsätzlich abgegolten.	(3) At the request of the Company or its shareholder meeting, the Managing Director shall render his services as managing director also for the benefit of companies which are affiliated companies of the Company according to Sections 15 et seq. AktG (German Stock Corporation Act) („Affiliated Companies“). As a rule, such services are compensated with the salary set forth in Section 4.

§ 2 Geschäftsführung und Vertretung	§ 2 Management and Representation

(1) Der Geschäftsführer führt die Geschäfte der Gesellschaft und vertritt die Gesellschaft nach außen nach Maßgabe der Satzung der Gesellschaft, der Weisungen der Gesellschafterversammlung, einer etwaig erlassenen Geschäftsordnung und unter Beachtung der gesetzlichen Bestimmungen.	(1) The Managing Director manages the business of the Company and represents the Company in relation to third parties each in accordance with the articles of association of the Company, the instructions of the shareholder meeting, any rules of procedure as may be enacted, and in compliance with applicable law.

(2) Die Gesellschafterversammlung kann jederzeit die Vertretungs- und Geschäftsführungsbefugnis des Geschäftsführers ändern. Die Gesellschafterversammlung kann ferner eine Geschäftsordnung für die Geschäftsführung erlassen, in der auch Einzelheiten der Geschäftsführung und der Vertretung Einschließlich Zustimmungserfordernisse geregelt werden. Die Geschäftsordnung kann jederzeit geändert werden.	(2) The shareholder meeting may at any time modify the Managing Director's power to represent and manage the Company. The shareholder meeting also may enact rules of procedure for the management which may contain detailed regulations regarding the management and the representation of the Company including the requirement to obtain prior approvals. The rules of procedure may be amended at any time.

§ 3 Arbeitszeit und Nebentätigkeit	§ 3 Hours of Work and Secondary Occupation

(1) Der Geschäftsführer wird der Gesellschaft seine voile Arbeitskraft widmen und die Interessen der Gesellschaft nach besten Kraften fördern. Soweit es das Wohl der Gesellschaft erfordert, wird er der Gesellschaft auch über die übliche betriebliche Arbeitszeit hinaus zur Verfügung stehen.	(1) The Managing Director shall devote his entire working capacity to the Company and shall promote the interests of the Company using his best efforts. As far as required by the business of the Company, the Managing Director shall be available for the Company for periods in excess of what is regarded as the usual working hours of the business unit.

(2) Die Ausübung jeder entgeltlichen oder unentgeltlichen Nebentätigkeit und die Wahrnehmung von Ehrenämtern sowie das Halten von Beteiligungen an Unternehmen, die mit der Gesellschaft in Konkurrenz stehen, bedürfen der ausdrücklichen vorherigen schriftlichen Zustimmung der Gesellschafterversammlung. Ausgenommen von der Zustimmungspflicht sind der Erwerb und das Halten von Anteilen an börsennotierten Gesellschaften bis zu einer Grenze von 5 % des Stammkapitals. Eine Mitgliedschaft in Aufsichts- oder Beiräten anderer Gesellschaften sowie sonstiger Institutionen, die im Zusammenhang mit dem Geschäftsgegenstand der Gesellschaft stehen oder sonst die Interessen der Gesellschaft oder eines Verbundenen Unternehmens ersichtlich berühren, bedarf ebenfalls der ausdrücklichen vorherigen schriftlichen Zustimmung der Gesellschafterversammlung.	(2) Any secondary occupation, be it with or without remuneration, and the holding of any honorary offices as well as any participations in enterprises which compete with the Company, require the express prior written approval of the shareholder meeting. The acquisition and holding of shares in companies listed on a stock exchange up to a threshold of 5 % of the share capital shall be exempt from such requirement for approval. The express prior written approval of the shareholder meeting shall also be required for any membership in supervisory or advisory boards of other companies and other institutions which arc related to the business of the Company or which in other ways obviously affect the interests of the Company, or any Affiliated Company.

(3) Veröffentlichungen und Vorträge des Geschäftsführers, die die Interessen der Gesellschaft berühren könnten, bedürfen der vorherigen Zustimmung der Gesellschafterversammlung.	(3) Any publications and lectures given by the Managing Director which might affect the interests of the Company require the prior approval of the shareholder meeting.

§ 4 Vergütung	§ 4 Remuneration

(1) Der Geschäftsführer erhält ein Jahresgehalt von EUR 160.000 brutto. Das Gehalt ist in zwölf gleichen Raten jeweils am Ende eines Kalendermonats unter Abzug von Steuern und Sozialabgaben zahlbar.	(1) The Managing Director is entitled to an annual salary of EUR i6o,000 gross. The salary shall be paid in twelve equal monthly instalments at the end of each calendar month after deduction of tax and social security contributions.

(2) Überstunden werden nicht gesondert vergütet.	(2) Overtime payments are not made.

(3) Der Geschäftsführer erhält einen jährlichen Bonus in Höhe von bis zu 30 % des in Abs. 1 festgelegten Jahresgehalts. Die Zielvorgaben werden für jedes Geschäftsjahr in einem separaten Dokument vereinbart. Der Bonus wird drei Monate nach Ablauf eines jeden Geschäftsjahres fällig, frühestens jedoch nach Feststellung des Jahresabschlusses.	(3) The Managing Director is entitled to an annual bonus payment of up to 30 % of his annual salary as set forth in paragraph 1. The Parties will agree on the target figures for each financial year in a separate document. The bonus payment shall become due three months after the end of each financial year, however, at the earliest after the annual accounts have been adopted.

(4) Beginnt oder endet dieser Vertrag unterjährig, werden die vorgenannten Zahlungen zeitanteilig geschuldet.	(4) If this Agreement commences or terminates, not at the beginning, but during a calendar year, the above payments shall be made on a pro rata basis

§ 5 Auslagen, Firmenwagen, Flugreisen, Versicherungen	§ 5 Expenses, Company Car, Flights, Insurances

(1) Die Gesellschaft erstattet dem Geschäftsführer gegen Vorlage ordnungsgemäßer Belege angemessene Auslagen und Reisekosten. Etwaige Bestimmungen der Geschäftsordnung und einer etwaigen Reisekostenrichtlinie der Gesellschaft sind zu beachten.	(1) The Company shall reimburse the Managing Director any reasonable expenses and travel costs incurred, upon presentation of receipts as duly required. Any applicable provisions of the rules of procedure or an existing travel expense policy shall be complied with.

(2) Dem Geschäftsführer wird ein Dienstwagen Audi A6 oder ein entsprechender Typ zur beruflichen wie auch privaten Nutzung zur Verfügung gestellt. Die Gesellschaft trägt alle Kosten des Dienstwagens. Die Parteien warden einen gesonderten Dienstwagen-Überlassungsvertrag abschließen.	(2) The Managing Director shall be provided with a company car Audi A6 or similar type for business as well as private purposes. The Company shall bear all the costs of the company car. The parties will enter into a separate company car agreement.

(3) Bei Langstreckenflügen über 4 Stunden Flugdauer kann der Geschäftsführer die premium-economy-Klasse wählen.	(3) The Managing Director may choose premium economy class for single flights over 4 hours long-distance flights.

(4) Die Gesellschaft trägt die gesetzlichen Arbeitgeberbeiträge zur Sozialversicherung. Im Falle einer privaten Krankenversicherung zahlt die Gesellschaft den halben Beitrag bis maximal zum Höchstbetrag des steuerfrei
erstattungsfähigen Betrages an den Geschäftsführer aus.	(4) The Company shall bear the Employer's social insurance contributions. In the case the Managing Director has a private medical insurance, the Company pays to the Managing Director half the contribution up to a maximum amount of tax deductible ceiling.

(5) Die Gesellschaft schließt für den Geschäftsführer eine D&O-Versicherung ab.	(5) The Company shall take out a D&O insurance in favour of the Managing Director.

§ 6 Urlaub	§ 6 Vacation

Der Geschäftsführer hat einen Urlaubsanspruch von 30 Arbeitstagen pro Kalenderjahr. Als Arbeitstage gelten alle Tage mit Ausnahme von Samstagen, Sonntagen und gesetzlichen Feiertagen am jeweiligen Sitz der Gesellschaft. Den Zeitpunkt des Urlaubs bestimmt der Geschäftsführer in Abstimmung mit dem oder den anderen Geschäftsführer(n) und der Gesellschafterversammlung unter Wahrung der Belange der Gesellschaft. Urlaub, der nicht während des laufenden Kalenderjahres genommen werden kann, muss bis zum 31. März des folgenden Kalenderjahres genommen werden. Danach verfällt er ersatzlos.	The Managing Director is entitled to holidays in the amount of 30 working days per calendar year. Working days are all days which, at the respective seat of the Company, are neither Saturdays, Sundays nor statutory public holidays. The timing of the holidays shall be determined by the Managing Director in coordination with the other managing director(s) and the shareholder meeting, taking into account any operational interests of the Company. Any holiday entitlement which cannot be used during a current calendar year must be taken before the 31st of March of the following year. Thereafter, any entitlement shall lapse.

§ 7 Wettbewerbsverbot	§ 7 Non-Competition Obligation

(1) Der Geschäftsführer verpflichtet sich, wahrend der Dauer dieses Vertrages weder selbstständig noch unselbstständig, weder direkt noch indirekt eine Tätigkeit auszuüben, die mit dem Geschäftsgegenstand der Gesellschaft oder eines Verbundenen Unternehmens in direktem Wettbewerb steht oder für ein Unternehmen tätig zu sein, welehes mit der Gesellschaft oder einem Verbundenen Unternehmen in direktem Wettbewerb steht.	The Managing Director may not during the term of this Agreement, neither on a self-employed basis nor as an employee, neither directly nor indirectly, carry out any occupation which directly competes with the business of the Company or any Affiliated Company or render services to any enterprise that directly competes with the business of the Company or any Affiliated Company.

(2) Der Geschäftsführer verpflichtet sich, für die Dauer von einem Jahr nach Beendigung dieses Vertrages nicht für Unternehmen tätig zu werden — sei es als Angestellter, Geschäftsführer, Berater oder in ähnlicher Funktion — oder sich an Unternehmen zu beteiligen, die in unmittelbarer Konkurrenz zur Gesellschaft oder zu einem Verbundenen Unternehmen stehen. Er verpflichtet sich ferner, auch nicht selbständig eine Konkurrenztätigkeit auszuüben. Dieses Wettbewerbsverbot ist auf Deutschland beschrankt. Für die Dauer des Wettbewerbsverbots zahlt die Gesellschaft dem Geschäftsführer eine Entschädigung in Höhe von 60 % der von ihm zuletzt bezogenen vertragsmäßigen Leistungen gemäß § 74 Abs. 2 HGB. Für die Anrechnung anderweitiger vom Geschäftsführer während der Dauer des Wettbewerbsverbots erzielter Einkünfte gilt § 74c HGB entsprechend. Die Gesellschaft kann jederzeit mit einer Frist von sechs Monaten auf die Einhaltung des nachvertraglichen Wettbewerbsverbots verzichten; im Fall des Verzichts entfällt die Pflicht der Gesellschaft zur Zahlung einer Entschädigung.	(2) The Managing Director may not, for a period of one year subsequent to the termination of this Agreement, render any services to any enterprise — be it as employee, managing director, consultant or in a similar function — or participate in any enterprise which directly competes with the Company or any Affiliated Company. Furthermore, he may not on a self-employed basis carry out any competing occupation. This non-competition obligation shall be restricted to the territory of Germany. During the period of time in which the non-competition obligation is applicable, the Company shall pay to the Managing Director a compensation amounting to 6o% of his last remuneration contractually owed to him according to Section 74 paragraph 2 HGB (German Commercial Code). Regarding the set-off of other income of the Managing Director earned during the term of the non-competition obligation, Section 74c HGB shall apply accordingly. The Company may at any time waive the post-contractual non-competition obligation by observing a notice period of six months; in such event, the obligation of the Company to pay compensation shall lapse.

§ 8 Geheimhaltung und Rückgabe von Unterlagen	§ 8 Confidentiality and Return of Documents

(1) Während der Laufzeit dieses Vertrages ist der Geschäftsführer verpflichtet, alle vertraulichen Informationen über den Geschäftsbetrieb oder besondere Angelegenheiten der Gesellschaft und der Verbundenen Unternehmen streng geheim zu halten und diese Informationen nicht für seinen eigenen oder den Nutzen anderer zu verwenden. Diese Geheimhaltungspflicht betrifft insbesondere die strategischen Pläne sowie durchgeführte, laufende und geplante Transaktionen der Gesellschaft und Verbundener Unternehmen, alle Informationen über Produkte und Produktenwicklungen und - planungen, Preisgestaltung, Kunden- und Lieferantenbeziehungen, sonstige Vertragsbeziehungen, Marketingstrategien, Pläne oder Analysen über Marktpotentiale und Investitionsmöglichkeiten, Informationen über Umsatz, Gewinn, Leistungsfähigkeit, Finanzierung, Geldbeschaffungspläne oder - aktivitäten, Personal und Personalplanung der Gesellschaft und Verbundener Unternehmen.	(1) During the term of this Agreement the Managing Director shall treat as strictly confidential all confidential information regarding the business unit or other special matters of the Company and the Affiliated Companies and shall not use such information for his own benefit or the benefit of others. This confidentiality obligation shall include the strategic planning of the Company and past, present and future transactions of the Company and the Affiliated Companies, all information regarding products and product development and planning, pricing, relationships to customers and suppliers, all other contractual relationships, marketing strategies, planning or analyses regarding market potentials and investment opportunities, information regarding turnover, profit, performance potential, financing, any activities or planning as to sourcing of funds, human resources and any planning regarding human resources, each with respect to the Company and any Affiliated Companies.

(2) Betriebs- und Geschäftsgeheimnisse der Gesellschaft sind auch nach Beendigung dieses Vertrages geheim zu halten.	(2) Trade and business secrets of the Company shall be kept secret even after termination of this Agreement.

(3) Auf Verlangen der Gesellschaft jederzeit und spätestens bei Beendigung dieses Vertrages unaufgefordert, wird der Geschäftsführer alle in seinem Besitz befindlichen Gegenstände, die im Eigentum der Gesellschaft oder Verbundener Unternehmen stehen oder ihm von der Gesellschaft oder Verbundenen Unternehmen überlassen wurden, insbesondere Akten und sonstige, den Geschäftsbetrieb der Gesellschaft oder Verbundener Unternehmen betreffende Unterlagen (Lieferanten- und Kundenlisten, Druckmaterial, Urkunden, Zeichnungen, Notizen, Entwürfe) an die Gesellschaft zurückgeben.	(3) The Managing Director shall, at any time upon request of the Company, and without being asked upon termination of this Agreement at the latest, return to the Company all assets in his possession, which belong to the Company or to any Affiliated Company or which have been handed over to the Managing Director by the Company or any Affiliated Company including files and other documents related to the business unit of the Company or any Affiliated Company (lists of suppliers and customers, prints, deeds, drawings, notes, drafts).

§ 9 Krankheit	§ 9 Illness

(1) Im Falle einer vorübergehenden Arbeitsunfähigkeit des Geschäftsführers, die durch Krankheit oder aus einem anderen vom Geschäftsführer nicht zu vertretenden Grunde eintritt, hat der Geschäftsführer Anspruch auf Fortzahlung seines Gehaltes gemäß § 4 dieses Vertrages sowie auf Gewährung der übrigen Leistungen für die Dauer von bis zu sechs Wochen, längstens jedoch bis zur Beendigung dieses Vertrages. Im Krankheitsfall erhält der Geschäftsführer bis zu einer Dauer von sechs Monaten einen Zuschuss zu den Barleistungen seiner gesetzlichen Krankenkasse oder Ersatzkrankenkasse, der zusammen mit diesem Krankengeld die Höhe der Nettobezüge gemäß § 4 Abs. 1 erreicht. Schadensersatzansprüche gegen Dritte tritt der Geschäftsführer in Höhe der geleisteten Gehaltsfortzahlung an die Gesellschaft ab.	(1) In the event of a temporary incapacity of the Managing Director to work based on illness or other reasons for which the Managing Director is not responsible, the Managing Director is entitled to claim the continued payment of his remuneration pursuant to Section 4 of this Agreement and the continued granting of all other benefits for a period of up to six weeks or the earlier termination of this Agreement. In the case of sickness, the Managing Director shall receive a subsidy to the cash benefits of his statutory health insurance fund or replacement sickness fund up to a period of six months, which, together with this sickness benefit, reaches the level of the net benefits according to Section 4 paragraph 1. The Managing Director assigns to the Company any claims for damages he might have against third parties up to the amount of the continued payments made.

(2) Der Geschäftsführer ist verpflichtet, die weiteren Geschäftsführer der Gesellschaft unverzüglich von der Arbeitsunfähigkeit und deren voraussichtlicher Dauer zu informieren. Dauert die Arbeitsunfähigkeit länger als drei Tage, ist in der Regel eine ärztliche Bescheinigung vorzulegen.	(2) The Managing Director shall inform the other managing directors of the Company without undue delay about his incapacity to work and its probable duration. If the period during which the Managing Director is incapable to work lasts longer than three days, the Managing Director shall, as a rule, present a medical certificate.

§ 10 Bisherige Arbeits- oder Dienstverhältnisse	§ 10 Previous Employments or Service Agreements

Ein etwaig zwischen den Parteien bestehendes Arbeits- oder sonstiges Beschäftigungsverhältnis endet mit dem Beginn dieses Vertrages. Etwaige zwischen den Parteien bestehende Arbeits- oder Dienstverträge werden mit Wirkung zum Beginn dieses Vertrages aufgehoben.	Any employment or other service agreement possibly existing between the parties terminates upon the commencement of this Agreement. All employment or service agreements possibly existing between the parties are cancelled with effect as of the commencement date of this Agreement.

§ 11 Vertragsdauer; Kündigung; Freistellung	§ 11 Term; Notice of Termination; Release from Duty to Work

(1) Das Dienstverhältnis beginnt am 01. Juni 2017 und läuft auf unbestimmte Zeit. Jede Vertragspartei kann den Vertrag mit einer Frist von sechs Monaten zum Ende eines jeden Kalendermonats kündigen, frühestens jedoch mit Wirkung zum 31. Dezember 2018.	(1) The Service Agreement commences on June 1st, 2017 and continues until terminated. Either party may terminate the Agreement by observing a notice period of six months to the end of each calendar month, at the earliest, however, with effect as of December 31st, 2018.

(2) Der Vertrag kann jederzeit aus wichtigem Grund gekündigt werden. Ein wichtiger Grund ist auch die Nichtbeachtung von Weisungen der Gesellschafterversammlung, ein schwerer Verstoß gegen die Pflichten aus diesem Vertrag, der Satzung der Gesellschaft oder der Geschäftsordnung.	(2) The Agreement may be terminated at any time for cause. Good cause shall include the failure by the Managing Director to comply with instructions of the shareholder meeting or any severe violation of the duties under this Agreement, the articles of association of the Company or the rules of procedure.

(3) Jede Kündigung dieses Vertrages bedarf der Schriftforrn.	(3) Any notice of termination shall be in writing.
(4) Falls der Geschäftsführer durch Gellschafterbechluss aus seinem Amt abberufen wird, gilt die Bekanntgabe der Abberufung gegenüber dem Geschäftsführer durch die Gesellschaft zugleich als Küngigung dieses Vertrages zum nächstmoglichen Termin.	(4) If the Managing Director is removed as managing director from the Company by a shareholder resolution, the disclosure of such removal to the Managing Director by the Company shall be considered as notice of termination regarding this Agreement with effect as of the next feasible termination date.

(5) Wenn dieser Vertrag gekündigt wird, ist die Gesellschaft berechtigt, den Geschäftsführer von semer Tätigkeit unter Fortzahlung der Vergütung freizustellen. Die Dauer der Freistellung wird auf den Urlaubsanspruch angerechnet. § 615 S. 2 BGB gilt entsprechend.	(5) If either party gives notice of termination, the Company may release the Managing Director from his duties provided that the Company continues to pay the remuneration due to the Managing Director. Any period of such release shall be offset against any holiday entitlement. Section 615 sentence 2 BGB (German Civil Code) shall apply accordingly.

(6) Bei Beendigung dieses Vertrages hat der Geschäftsführer die aufgrund seiner Stellung in der Gesellschaft übernommenen Geschäftsführerämter, Aufsichtsratsmandate, ähnliche Funktionen und Ehrenämter (,,Ämter") niederzulegen. Der Geschäftsführer ist jederzeit zur Niederlegung eines seiner Ämter verpflichtet, wenn er durch die Gesellschafterversammlung hierzu aufgefordert wird. Jeweils vor der Übernahme eines Amts wird im Einvernehmen mit der Gesellschafterversammlung festgestellt, ob es sich bei dem Amt um ein Amt im Sinne dieser Bestimmung handelt; Im Zweifelsfall entscheidet die Gesellschafterversammlung.	(6) Upon termination of this Agreement the Managing Director shall resign from all other posts as managing director, supervisory board member and similar functions as well as honorary offices („Posts") which he had assumed due to his being managing director of the Company. The Managing Director shall at any time resign from any of his Posts at the request of the shareholder meeting. Prior to assuming a Post the Managing Director and the shareholder meeting shall mutually agree on whether the Post is a Post within the meaning of this provision; in the case of doubt the shareholder meeting may decide.

§ 12 Schlussbestimmungen	§ 12 Miscellaneous

(1) Vereinbarungen außerhalb dieses Vertrages wurden nicht getroffen. Änderungen oder Ergänzungen dieses Vertrages bedürfen zu ihrer Wirksamkeit der Schriftform sowie der ausdrücklichen Zustimmung der
Gesellschafterversammlung. Gleiches gilt für die Aufhebung dieses Schriftformerfordernisses.	(1) There are no other agreements in place between the parties. Any changes or amendments to this Agreement are required to be in written form and require the explicit approval of the shareholder meeting in order to be valid and binding. The same shall apply to the cancellation of such requirement to observe written form.

(2) Sollte eine Bestimmung dieses Vertrages ganz oder teilweise unwirksam sein oder werden, so wird hiervon die Wirksamkeit der übrigen Bestimmungen dieses Vertrages nicht berührt. An die Stelle der unwirksamen Regelung tritt die gesetzlich zulässige Regelung, die dem mit der unwirksamen Regelung Gewollten wirtschaftlich am nächsten kommt. Dasselbe gilt für den Fall einer vertraglichen Lücke.	(2) If a provision of this Agreement is or becomes wholly or partially invalid, the validity of the remaining provisions of this Agreement shall not be affected. The invalid provision shall be deemed to be replaced by a statutorily feasible provision which commercially most closely reflects the purpose of the invalid provision. The same applies in the event that the Agreement contains any omissions.

(3) Für alle Rechtsstreitigkeiten über die Wirksamkeit dieses Vertrages sowie über Ansprüche aus oder im Zusammenhang mit diesem Vertrag gilt deutsches Recht.	(3) For all legal proceedings regarding the validity of this Agreement and any claims out of or in connection with this Agreement German law shall apply.

(4) Dieser Vertrag ist allein in deutscher Sprache maßgeblich. Die englische Übersetzung dient alleine Informationszwecken.	(4) Only the German version of this Agreement shall be binding. The English translation only serves for information purposes.

June 1, 2017	/s/ Yang Wu
(Datum / Date)	(Yang Wu)

June 1, 2017	/s/ Sascha Kelterborn
(Datum / Date)	(Sascha Kelterborn, betreffend § 10 auch für die Gesellschaft unterzeichnend / regarding Section 10 also signing for the Company)